Conformed



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (date of earliest event reported) January 28, 1998


                             Beneficial Corporation
             (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                    No Change
         (Former name or former address, if changed since last report)




    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation, issued on January 28, 1998:




             BENEFICIAL CORPORATION REPORTS FOURTH-QUARTER NET LOSS
            OF $12.8 MILLION AFTER $46.5 MILLION OF SPECIAL CHARGES

           - Before These Charges, Fourth-Quarter Diluted Operating Earnings Per Share Total $0.60. 1996 Fourth-Quarter Diluted
                         Earnings Per Share were $0.39 -

             -- Full-Year Net Income Declines 10% to $253.7 Million
                         from $ 281.0 Million in 1996 -
    - In Final Stages of Negotiation for Sale of Canadian Subsidiary -



    WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported a net loss after special charges of $12.8 million, or $0.25 per share, for the fourth quarter of 1997, compared to earnings of $23.3 million, or $0.39 per share for the fourth quarter of 1996. In accord with the new accounting rule, all earnings per share numbers are now presented on a diluted basis. Fourth-quarter 1997 results were reduced by a $27.8 million, or $0.51 per share, net aftertax provision for the planned disposition of the Company's German consumer banking subsidiary, and by a total of $18.7 million in aftertax ($31.1 million pretax), or $0.34 per share, of special charges. Before all of these charges, core operating fourth-quarter diluted earnings per share total $0.60.

    The $18.7 million in aftertax charges relate to Beneficial's overall restructuring and reorganization plan. The charges consist of additions to litigation reserves, writedowns of real estate holdings on Harbour Island and elsewhere that are in the process of being sold, and charges related to the reorganization and restructuring program.

    For the full year, net income fell 10% to $253.7 million, from the 1996 record level of $281.0 million. Comparable diluted earnings per share declined 10% to $4.54, from $5.05 in 1996. Excluding the fourth quarter special charges, proforma 1997 core diluted operating earnings would have been $5.39 per share, or 7% growth over 1996 results of $5.05 per share.

    Finn M.W. Caspersen, chairman and chief executive officer, commented, "Our results reflect the changes taking place at Beneficial. Although earnings and profitability are not yet at acceptable levels, we are pleased that fourth-quarter earnings before the special charges rose from 1996 levels. We are well into the initial stages of the loan office re-engineering effort, and branch personnel are excited about
 ................................................................................
    the systems and process improvements that are in development. The effect of these changes will be to enhance receivables growth and reduce costs over time, leading to improved earnings performance."

    Caspersen continued, "Looking forward, incremental costs of the re-engineering effort will burden near-term operating earnings, before benefits of the re-engineering begin to be realized in 1999. At this time, we are assuming only modest revenue enhancement benefits from the re-engineering effort this year. Accordingly, we expect only low single-digit earnings per share growth in 1998 relative to 1997 core diluted operating earnings of $5.39. As the re-engineering efforts are fully implemented, we project earnings per share growth will improve to at least a 12% rate longer term.

    "We are also making very good progress on our other strategic initiatives announced last October -- namely, the sale of our Canadian and German subsidiaries. With respect to Canada, we are in the final stages of negotiation with one purchaser and expect to announce quite soon a definitive agreement that will produce a large gain in the first quarter of 1998. Similarly, we are progressing on the sale of our German consumer banking subsidiary. The full anticipated loss on the divestiture of Germany has been recorded in fourth-quarter results. As previously announced, the proceeds from the sales are being used to fund a 3 million share buyback program, which has just begun. Finally, we are close to a transaction for sale of our large Hamilton Farm parcel of property in New Jersey, but are not yet at closure.

    "Our franchise remains extremely valuable as evidenced by the strong auction of our Canadian business. 1998 will be an exciting year for Beneficial Corporation. Management is extremely optimistic about the potential earnings benefits of both the loan office re-engineering effort and the overall restructuring plan. Both should deliver significant value to our shareholders. We will report on our progress on both scores during the year," Caspersen concluded.

    For the fourth quarter, managed receivables grew $743 million, compared with the all-time record growth of $1,228 million in the fourth quarter of 1996, which benefited from particularly rapid receivables growth from one merchant at Beneficial National Bank USA (BNB USA), the Company's private-label credit card subsidiary. Managed receivables outstanding ended the year at $17.9 billion, representing a gain of $1.1 billion, or 6% for the year, compared to 1996's record gain of $2.3 billion, or 16%. Excluding Canada and Germany, which are in the process of being sold, managed receivables gained $1.1 billion, or 7%, to end the year at $16.9 billion.

    Fourth-quarter net chargeoffs increased 19% to $117.4 million from $98.7 million in the fourth quarter of 1996. As an annualized percentage of average owned receivables, net chargeoffs rose to 3.26% from 2.75% a year earlier, and 2.96% in the third quarter of 1997. On the basis of managed receivables outstanding, net chargeoffs rose to 2.73% from 2.37% of receivables in the fourth quarter of 1996, and 2.50% in this year's third quarter. The increase in the chargeoff rate is due to the continuing higher incidence of consumer bankruptcy in
 ................................................................................
    North America, and the expected maturing of BNB USA's large private-label credit card portfolio.

    For the full year, net chargeoffs increased 30% to $412.2 million, from $316.9 million in 1996, and to 2.85% from 2.26% as a percentage of average receivables owned. On a managed receivables basis, net chargeoffs for the full year rose to 2.43% from 2.01% in 1996.

    Total owned delinquency at year-end was essentially unchanged from the prior-quarter level. All owned loan and sales finance balances delinquent two months and greater on a contractual basis increased to 4.24% from 3.38% a year earlier, but declined slightly from 4.26% at September 30, 1997. Including securitized receivables, and examining delinquency of all managed receivables, reveals a similar pattern of 4.02% at year-end, compared to 3.20% a year earlier, and 3.94% at September 30, 1997.

    At December 31, 1997, the allowance for credit losses was $559.9 million, or 3.73% of outstanding receivables, compared to $498.2 million, or 3.43% of receivables at the end of 1996, and $525.2 million, or 3.75% of receivables at September 30, 1997. Accordingly, during the fourth quarter, $34.7 million was added to the balance of the reserve. At the year-end level the reserve covers 1997 net chargeoffs 1.36 times, a conservative ratio by industry standards.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause actual results to differ materially include the ultimate costs of the systems and process improvements referred to above and the degree to which benefits from the systems and process improvements are realized; the results of the refund anticipation loan business; the ultimate successful consummation of the sale of the Canadian and German subsidiaries; continuing competitive and pricing pressures; continuing increases in the incidence of consumer bankruptcy in North America; and the onset of a recession or a similar downturn in the economic cycle in North America resulting in adverse consequence to the economic health of the consumer. Further information on factors that could affect the Company's financial results are included in the Company's filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and the Annual Report on Form 10-K for the year ended December 31, 1997, which will be filed in March.

    Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.


                                   SIGNATURES
 ................................................................................

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BENEFICIAL CORPORATION
                                           (Registrant)


                                  By /s/ Samuel F. McMillan
                                     Samuel F. McMillan
                                     Senior Vice President
                                       and Treasurer

    Dated:  January 28, 1998